PRESS RELEASE

                  Magic Software Closes a Software License Deal
                           with Vishay Intertechnology

       Magic Software Will Deliver the iBOLT Integration Suite and uniPaaS
                 Application Platform to Vishay Intertechnology

Or Yehuda, Israel, February 3, 2010 - Magic Software Enterprises Ltd. (NASDAQ:
MGIC), a global provider of application platforms and business and process integration solutions, today announced the closing of an iBOLT business integration suite and uniPaaS application platform software license sale to Vishay Intertechnology, Inc., (NYSE:VSH), a Fortune 1,000 company and one of the world's largest manufacturers of discrete semiconductors and passive electronic components.

Vishay Intertechnology selected Magic Software's iBOLT integration suite and uniPaaS application platform after a proof-of-concept demonstrating agile development, straightforward integration and reliability with their existing data and systems such as SAP ERP R/3 and many others.

"Like many large enterprises, Vishay Intertechnology has experienced healthy organic growth that if not managed properly could result in business processes that are strained, inflexible and complex due to diverse databases, operating systems and business application software landscapes," said Seth Slivka, Senior Vice President of Global IT for Vishay. "We will be able to use the business process integration capabilities of iBOLT and the latest Rich Internet Applications (RIA) of uniPaaS to present a single face to the customer. We are sure that our decision will contribute to our operational efficiency, revenue and profitability by leveraging our investments in existing IT infrastructure."

With more than 50 iBOLT adapters, wizards, services and methods, iBOLT allows any size organization to create continuous business processes based on SAP ERP R/3 and other enterprise systems, while Magic Software's meta-data based uniPaaS requires only a single skill set to create applications that can deploy with client-server, Web, mobile or browser-free RIA interfaces.

"This is a moment of pride for Magic Software adding Vishay Intertechnology to a group of Fortune 1,000 companies using our technology to empower their business," said Regev Yativ, President and CEO of Magic Software Enterprises Americas. "Vishay has a stellar reputation for innovation and customer service as well as a unique history and high reputation. We see this deal as the first step in a strategic partnership between the companies. In addition to the license sale announced today, we look forward to assisting Vishay with professional services and international support needed to accomplish their vision and business goals for the coming years."

iBOLT simplifies integration of business applications used for enterprise resource planning (ERP), customer relationship management (CRM), logistics, supply chain management and other enterprise systems. iBOLT is based on Magic Software's uniPaaS application platform, which provides additional capabilities to develop business applications that can deploy across diverse operating systems, databases and various client types such as web applications, browser-free RIA applications and client-server programs.

Notes for Editors
iBOLT's code-free approach is facilitated by a pre-compiled and pre-configured coding engine based upon Magic Software's 25 years of application development experience. This enables both simple and complex business processes to be designed and implemented quickly and easily - and also makes it more cost-efficient to assimilate and integrate future IT application acquisitions.

iBOLT works natively with systems such as SAP Business One, SAP R/3, Salesforce.com, Oracle JD Edwards, IBM i applications and databases (AS/400),Lotus Notes applications, Microsoft Dynamics CRM, SharePoint, forms and databases, EDI systems, and many more. The iBOLT Integration Suite includes support for native SAP technologies such as the RFC API, BAPI and IDOC. The iBOLT business and process integration suite has won SAP's quality and innovation awards for three consecutive years and is rated 5 out of 5 stars on Salesforce.com's AppExchange.


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uniPaaS is an application platform enabling Enterprises and Independent Software
Vendors (ISVs) to deliver business applications that minimize project risk and associated costs. It also enables organizations to deploy business applications, from the same code-base, in any mode including Full Client, Rich Internet Applications (RIA), mobile and Software-as-a-Service (SaaS).

About Vishay Intertechnology
Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

About Magic Software
Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a global provider of multiple-mode application platform solutions - including Full Client, Rich Internet Applications (RIA), Mobile or Software-as-a-Service (SaaS) modes - and business and process integration solutions. Magic Software has 10 offices worldwide and a presence in over 50 countries with a global network of ISV's, system integrators, value-added distributors and resellers, and consulting and OEM partners. The company's solutions give partners and customers the power to leverage existing IT resources, enhance business agility and focus on core business priorities. For more information about Magic Software and its products and services, visit www.magicsoftware.com, and for more about our industry related news, business issues and trends, read the Magic Software Blog.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

Magic is the trademark of Magic Software Enterprises Ltd. All other trademarks are the trademarks of their respective owners.

Magic Software Media Contacts:

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
USA                                       UK                               Other
Cathy Caldeira                            Ranbir Sahota                    Glenn Johnson
Metis Communications                      Vitis PR Agency                  Magic Software
Tel: +1-617-236-0500                      Tel: +44 (0)121 242 8048         Tel. +1 949 250 1718
Email: magicsoftware@metiscomm.com        Email: ranbir@vitispr.com        Email: gjohnson@magicsoftware.com
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